Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-187288) of First Commonwealth Financial Corporation, and
(2)Registration Statement (Form S-8 No. 333-159090) of First Commonwealth Financial Corporation, and
(3)Registration Statement (Form S-8 No. 333-238312) of First Commonwealth Financial Corporation
of our reports dated February 27, 2023, with respect to the consolidated financial statements of First Commonwealth Financial Corporation and the effectiveness of internal control over financial reporting of First Commonwealth Financial Corporation included in this Annual Report (Form 10-K) of First Commonwealth Financial Corporation for the year ended December 31, 2022.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 27, 2023